Exhibit 10.3
AWARD AGREEMENT
SENSATA TECHNOLOGIES HOLDING N.V.
(the "Company")
RESTRICTED STOCK UNITS
Date: MM/DD/YY
Issue to:
Name ("Participant")

#,### Restricted Stock Units of the Company (the “Units”). Each Unit represents the right to receive one share of Ordinary Share, par value €0.01 per Ordinary Share.
The foregoing Units are "Other-Stock-Based Awards" as such term is defined in the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan ("Plan"), and such Units are subject to all of the terms and conditions of the Plan in effect from time to time, except as otherwise provided herein. Any capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Plan.
The foregoing Units will be subject to time vesting and will time vest only so long as Participant remains employed by the Company or one of its Subsidiaries. The foregoing Units will time vest on each date set forth below with respect to the cumulative percentage of Units that is set forth opposite such date, provided that the Participant is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of award through such determination date:

Date	Cumulative Percentage of Restricted Stock Units Vested
MM/DD/YY	100%

If Participant ceases to be employed by the Company or any of its Subsidiaries prior to any date set forth above, Participant's unvested Units shall not vest and such unvested Units shall be cancelled on the Termination Date.

In the event of a Change in Control, if a Participant is terminated without Cause within 24 months thereafter, all of such Participant’s RSUs shall be considered 100% vested.

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For valuable consideration, receipt of which is acknowledged, Participant agrees to the following additional terms and conditions:

1.	Non-Transferability. Units may not be Transferred.

2.	No Dividends. Participant shall not be entitled to receive dividends or dividend equivalents with respect to the number of Ordinary Shares covered by the Units.

3.
No Security Holder Rights. Participant shall have no rights as a security holder with respect to the Ordinary Shares issuable upon vesting thereof until the earlier of the date on which such Ordinary Shares are identified on the share register(s) of the Company and the date on which a certificate is issued to such Participant representing such Ordinary Shares.

4.
Taxes. The Participant acknowledges that the Company has the right to require Participant to remit to the Company an amount sufficient to satisfy his or her minimum federal, state, local and foreign withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy such minimum withholding tax requirements. Participant further acknowledges that the ultimate liability for all federal, state, local and foreign income taxes, social insurance, payroll tax, or other tax-related items related to the Participant’s participation in the Plan is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company.

5.
Withholding. Participant authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the Participant’s tax obligations that must be withheld by the Company and/or its Subsidiaries by withholding in Ordinary Shares to be issued upon vesting of the Units, or in the sole discretion of the Company, by any other appropriate method.

6.
Data Protection. Participant consents to the collection and processing of Personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. “Personal data” shall include but may not be limited to, data about participation in the Plan and securities offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Units were granted, Participant’s name and address) about the Participant and his or her participation in the Plan. Participant accepts that the Personal data will be administered and processed by the Company or any other agent or person designated by the Company. Participant is entitled to request access to the data referring to the Participant and held by the Company and to request the amendment or deletion of such data. Participant also gives express consent to the Company to transfer and process his/her Personal data to the United States in accordance with the applicable laws and regulations of the United States even if the level of Personal data protection in the United States may be lower than in the Participant’s country. Participant acknowledges that he/she is free to withdraw his/her consent at any time.

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7.	Language. Participant acknowledges that the Plan and Award Agreement are provided in English only and waives his/her right to translated Plan documentation.

8.
Discretionary Nature of Benefit; No Right to Continued Employment; No Entitlement to Future Awards. Participant understands that under the Award Agreement, grants of Units are made at the complete discretion of the Company pursuant to the Plan. The offer to participate in the Plan does not constitute an acquired right. Nothing in this Award Agreement shall confer on any Participant any right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate such Participant’s employment at any time for any reason or to continue such Participant’s present (or any other) rate of compensation. The grant of an Award to any Participant is a one-time benefit and shall not create any rights in such Participant to any subsequent Awards by the Company, no Award hereunder shall be considered a condition of such Participant’s employment, and no profit with respect to an Award shall be considered part of such Participant’s salary or compensation under any severance statute or other applicable law.

9.
Non-Compete/Non-Solicit. Notwithstanding the aforementioned, Participant agrees that for a period of twelve (12) months after Termination, Participant will not directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever:

i.
provide services to or be employed by any competing business or develop, design, produce, market, sell or render (or assist any person or entity in developing, designing, producing, marketing, selling or rendering) products or services competitive with those developed, designed, produced, marketed, sold or rendered by Company or one of its Subsidiaries while Participant was employed by Company or one of its Subsidiaries;

ii.
solicit, divert or take away or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts of Company or one of its Subsidiaries; or

iii.
recruit, solicit or hire any employee of Company or one of its Subsidiaries or induce or attempt to induce any employee of Company or one of its Subsidiaries to terminate or cease his or her employment with Company or one of its Subsidiaries.

10.	This agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same agreement.
*    *    *    *

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IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has executed this agreement effective as of the date first above written.

SENSATA TECHNOLOGIES HOLDING N.V.

By:
___________________________

Name:     Martha Sullivan

Title:    CEO
Accepted and Agreed:

____________________________

Name

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